William M. Brown Elected Chairman of the Board of Harris Corporation

Thomas A. Dattilo Named Lead Independent Director

MELBOURNE, FL, April 25, 2014 – Harris Corporation (NYSE:HRS) announced that effective immediately William M. Brown, the company’s president and chief executive officer, has been elected by its Board of Directors to serve in the additional capacity of chairman of the board. Brown succeeds Thomas A. Dattilo who has served as non-executive chairman of the board since January 2012. The independent members of the Board also designated Dattilo as its lead independent director.

“During his two and a half years with Harris, Bill has demonstrated the strong leadership and vision necessary to drive Harris’ strategies and achieve the company’s objectives,” said Dattilo. “The Board carefully considered our governance structure and determined that this is the right time for Bill to become our chairman.”

“I want to thank Tom for his leadership as chairman,” said Brown. “His contributions are greatly appreciated, and I look forward to continuing to work with him as our lead independent director as we continue to improve the company’s performance for shareholders, customers and employees.”

About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and about 14,000 employees – including 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at harris.com.

# # #

Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com